The Investment Company of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

June 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$438,081
Class B	$6,606
Class C	$10,902
Class F1	$14,904
Class F2	$6,942
Total	$477,435
Class 529-A	$12,281
Class 529-B	$717
Class 529-C	$1,745
Class 529-E	$427
Class 529-F1	$297
Class R-1	$405
Class R-2	$3,386
Class R-3	$6,149
Class R-4	$6,175
Class R-5	$9,569
Class R-6	$26,195
Total	$67,346

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2600
Class B	$0.1483
Class C	$0.1435
Class F1	$0.2533
Class F2	$0.2891
Class 529-A	$0.2490
Class 529-B	$0.1343
Class 529-C	$0.1380
Class 529-E	$0.2094
Class 529-F1	$0.2808
Class R-1	$0.1461
Class R-2	$0.1475
Class R-3	$0.2099
Class R-4	$0.2544
Class R-5	$0.2964
Class R-6	$0.3035

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,656,827
Class B	40,180
Class C	73,407
Class F1	61,772
Class F2	23,939
Total	1,856,125
Class 529-A	49,943
Class 529-B	5,007
Class 529-C	12,665
Class 529-E	2,046
Class 529-F1	1,110
Class R-1	2,776
Class R-2	22,545
Class R-3	28,959
Class R-4	24,408
Class R-5	32,325
Class R-6	89,936
Total	271,720

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.99
Class B	$28.88
Class C	$28.80
Class F1	$28.95
Class F2	$28.98
Class 529-A	$28.95
Class 529-B	$28.89
Class 529-C	$28.89
Class 529-E	$28.89
Class 529-F1	$28.93
Class R-1	$28.85
Class R-2	$28.88
Class R-3	$28.93
Class R-4	$28.94
Class R-5	$28.98
Class R-6	$28.98